© 2021 Lawson Products, Inc. All rights reserved. Confidential Material, Reproduction, In Whole or in Part, Prohibited. Investor Presentation Second Quarter 2021 Presenters: Michael DeCata, President & CEO Ronald Knutson, EVP & CFO

© 2021 Lawson Products, Inc. All rights reserved. Confidential Material, Reproduction, In Whole or in Part, Prohibited. "Safe Harbor" Statement under the Securities Litigation Reform Act of 1995: This presentation contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues,” “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that could cause or contribute to such differences or that might otherwise impact the business include: failure to retain a talented workforce including productive sales representatives; the inability of management to successfully implement strategic initiatives; failure to manage change; the ability to adequately fund our operating and working capital needs through cash generated from operations; the ability to meet the covenant requirements of our line of credit; disruptions of the Company’s information and communication systems; the effect of general economic and market conditions; inventory obsolescence; work stoppages and other disruptions at transportation centers or shipping ports; changing customer demand and product mixes; increases in commodity prices; violations of environmental protection regulations; a negative outcome related to tax matters; and, all other factors discussed in the Company’s “Risk Factors” set forth in its Annual Report on Form 10-K for the year ended December 31, 2020 and in the Form 10-Q for the quarter ended June 30, 2021. The Company undertakes no obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise. 2 Lawson Products, Inc.

© 2021 Lawson Products, Inc. All rights reserved. Confidential Material, Reproduction, In Whole or in Part, Prohibited. • Leading service based provider of consumables in MRO market • Serves industrial, commercial, institutional and government markets in all 50 states, Canada, Mexico, Puerto Rico and the Caribbean • Headquartered in Chicago, IL – Strategically located distribution centers – Workforce ~1,900 (~ 1,100 sales reps) • Supplies a comprehensive line of products to the MRO marketplace • VMI and private label drives high gross margins 3 Lawson Products: At a Glance Fasteners Cutting Tools Chemicals Hydraulics Other

© 2021 Lawson Products, Inc. All rights reserved. Confidential Material, Reproduction, In Whole or in Part, Prohibited. 4 Competitive Advantages and Differentiators What differentiates Lawson: • Service intensive “high touch” value proposition • Vendor managed inventory or “keep fill” • Deep product knowledge • Broad geographic sales and service coverage throughout the US and Canada • Leverage investments in sales team, facilities and technology to enable outstanding customer service • Lowest total cost

© 2021 Lawson Products, Inc. All rights reserved. Confidential Material, Reproduction, In Whole or in Part, Prohibited. High touch service and technical expertise drives customer relationships 5 Our Commitment to our 90,000+ Customers Before After One Company, Zero Headaches Inventory Management Options Access to Industry Knowledge & Expertise • Comprehensive line of products • Lawson Managed Inventory • Product recommendations from your Lawson Representative • Hundreds of pre-built assortments • Industrial vending • Application advice from our test and application engineers • Unlimited sourcing of hard-to-find items • Self-service inventory management • Complimentary on-site safety & product usage training

© 2021 Lawson Products, Inc. All rights reserved. Confidential Material, Reproduction, In Whole or in Part, Prohibited. 6 Customer and Product Profile Retain over 90% of customer revenues from year to year Regional Accounts 47% Strategic 12% Kent Automotive 15% Bolt Supply 10% Government 8% Partsmaster 14% Other 2% Customer Mix Fastening Systems 21%Fluid Power 13% Cutting Tools and Abrasives 14% Specialy Chemicals 10% Electrical 10% Aftermarket Automotive Supplies 7% Safety 5% Welding and Metal Repair 2% Other 17% Product Mix

© 2021 Lawson Products, Inc. All rights reserved. Confidential Material, Reproduction, In Whole or in Part, Prohibited. 7 Partsmaster Acquisition What adds to • Very good strategic fit  Similar high touch, consumable MRO provider  High quality VMI service to customers  Diverse, complimentary product portfolio  Private label products • Key statistics • $63 million annual sales • 16,000 customers • 200 sales reps in US and Canada • 40,000 SKUs • DC located in Greenville, TX • Acquisition details • Acquired in August 2020 • Purchase price of $35.3 million cash and additional assumed liabilities • $2.3 million paid at closing; additional $33.0 million paid in May 2021 • Contributed $31.0 million in revenue • Fully integrated as of July 2021

© 2021 Lawson Products, Inc. All rights reserved. Confidential Material, Reproduction, In Whole or in Part, Prohibited. 8 Financial Highlights for Second Quarter 2021 • Sales increased 47.7% compared to Q2 2021 and 2.9% compared with Q1 2021 • Includes $15.3 million from Partsmaster acquisition • MRO sales at 97% of pre-COVID run rates • Adjusted EBITDA of $8.8 million • 8.3% of sales • Approximately 120 bps impact of supply chain disruptions and integration costs • Partsmaster contributed adjusted EBITDA of $0.9 million • Key trends  Ended quarter with $0.9 million in cash on hand; net of borrowings  Ended quarter with $91.9 million in available borrowing capacity $0 $2,000 $4,000 $6,000 $8,000 $10,000 $12,000 Q1 Q2 Q3 Q4 Quarterly Adjusted Reg G EBITDA 2018 2019 2020 2021

© 2021 Lawson Products, Inc. All rights reserved. Confidential Material, Reproduction, In Whole or in Part, Prohibited. 9 Historical Financial Performance Recent sales growth and earnings expansion providing financial flexibility Key Take-Aways: • Continued growth through rep productivity and acquisitions • Took actions in 2020 to preserve strength; retained certain 2020 cost saving actions • Coming out of 2020 in strong position • Strong balance sheet $200,000 $250,000 $300,000 $350,000 $400,000 $450,000 Consolidated Revenues $0 $10,000 $20,000 $30,000 $40,000 2015 2016 2017 2018 2019 2020 TTM 6/30/21 Adjusted Reg G EBITDA -$15,000 -$10,000 -$5,000 $0 $5,000 $10,000 $15,000 Net Cash/(Debt) 2015 2016 2017 2018 2019 2020 6/30/2021

Capital Allocation Priorities

Maintain Strong Balance Sheet	• $0.9 million net cash position at the end of Q2; $91.9 million of available borrowing capacity under our credit agreement • Paid $33.0 million in May 2021 for Partsmaster acquisition
Reinvest for Growth	• Increased our borrowing capacity to $100.0 million (additional $50.0 million accordion) in late 2019 • Capital expenditures expected to be approximately $5.0 - $6.0 million in 2021 • Growth initiatives: add new reps and increase sales rep productivity
Pursue Disciplined M&A	• Closed Partsmaster acquisition in August 2020 • Closed Screw Products Inc. acquisition in October 2018 • Closed Bolt Supply House acquisition in October 2017
Return Capital	• Share repurchase to offset award dilution; opportunistic purchases • $7.5 million stock repurchase program announced Q2 2019; $4.5 million remaining

10

LAWSON Products

© 2021 Lawson Products, Inc. All rights reserved. Confidential Material, Reproduction, in Whole or in Part, Prohibited.

© 2021 Lawson Products, Inc. All rights reserved. Confidential Material, Reproduction, In Whole or in Part, Prohibited. 11 Lawson Growth Strategy Sales Growth Driven By Foundational Support ERP Network Optimization Sales Transformation Lean Six Sigma Website New Sales Reps Sales Rep Productivity Acquisitions

© 2021 Lawson Products, Inc. All rights reserved. Confidential Material, Reproduction, In Whole or in Part, Prohibited. 12 2021 Focus: Actions Across the Value Chain Driving Growth Add New Sales Reps and Drive Rep Productivity Sales Process / Sales Reps Customer Service / Order Entry Product Management / Pricing DC Operations Sourcing / Purchasing • Increase sales rep count • Onboarding process/training • Sales Management dashboard • EDI with customers • Reduction of cycle times • Order pad • Consolidation of shipments • Sales service reps • Leverage vendor drop-ship programs • Fleet maintenance focus • Pricing enhancements • Website • Reduce cycle time • Refine “Pull” strategy • Freight enhancements • Minimize backorders • Improve service levels • Forecasting tool • Supplier negotiation process • Vendor metrics • Electronic communication Information Technology – Integration of Web and SAP Lean Six Sigma

© 2021 Lawson Products, Inc. All rights reserved. Confidential Material, Reproduction, In Whole or in Part, Prohibited. 13 Longer Sales Rep Tenure Drives Rep Productivity $0 $50,000 $100,000 $150,000 $200,000 $250,000 $300,000 $350,000 $400,000 $450,000 $500,000 < 12 Mos. 1 - 2 Yrs. 3 - 5 Yrs. 5 - 10 Yrs. > 10 Yrs. 0 50 100 150 200 250 300 350 A ve ra ge A n n u al Sa le s Tenure With Lawson (as of 3/31/21) N u m b er O f Sa le s R ep s Number of Reps Average Annual Sales

© 2021 Lawson Products, Inc. All rights reserved. Confidential Material, Reproduction, In Whole or in Part, Prohibited. 14 Lawson Products: Poised for Growth • Leverage Current Infrastructure • Continued Sales Growth • Foundational Investments Completed • Operational Excellence • Large Fragmented Market

© 2021 Lawson Products, Inc. All rights reserved. Confidential Material, Reproduction, In Whole or in Part, Prohibited. 15 For More Information Contact: Ronald J. Knutson EVP, CFO Investor Relations (773) 304-5665 ron.knutson@lawsonproducts.com And see our Website at http://www.lawsonproducts.com/company-info/investor-relations.jsp

© 2021 Lawson Products, Inc. All rights reserved. Confidential Material, Reproduction, In Whole or in Part, Prohibited. Appendices 16

© 2021 Lawson Products, Inc. All rights reserved. Confidential Material, Reproduction, In Whole or in Part, Prohibited. 17 Significant Activities Appendix P-1

Regulation G – GAAP Reconciliation

Appendix P-2

Non GAAP Reconciliation of Adjusted EBITDA to Sales Percentage

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain non-operational, non-recurring or intermittently recurring items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for quarterly adjusted EBITDA as a percentage of net sales. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

($ in thousands)	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021
Net Sales	$ 84,459	$90,382	$88,530	$86,266	$91,343	$ 96,097	$94,779	$88,566	$91,035	$72,146	$90,277	$98,133	$103,556	$106,540
Operating Income (Loss)	1,837	5,554	(2,266)	4,085	5,544	1,623	6,446	(4,547)	18,638	569	2,001	(658)	4,810	3,382
Depreciation & Amortization	1,686	1,679	1,755	1,735	1,478	1,455	1,468	1,492	1,509	1,511	1,640	2,041	1,935	2,004
EBITDA	3,523	7,233	(511)	5,820	7,022	3,078	7,914	(3,055)	20,147	2,080	3,641	1,383	6,745	5,386
Excluded Costs														
Severance	628	64	31	126	27	1,485	30	214	7	1,025	488	557	404	(126)
Stock Based Compensation (Benefit)	970	87	7,637	(1,186)	408	4,839	2,374	10,167	(10,700)	3,187	4,746	4,776	1,000	1,574
Acquisition Related Costs	-	-	168	62	-	-	-	-	-	-	473	325	172	155
Lease Termination Gain	-	(164)	-	-	-	-	-	-	-	-	-	-	-	-
Goodwill Impairment	-	-	-	-	-	-	-	-	-	-	-	1,918	-	-
Inventory Adjustments	-	-	-	-	-	-	-	-	-	-	-	-	825	500
Costs related to potential acquisitions	-	-	-	-	-	-	-	-	-	-	-	-	-	1,354
Discontinued Operation Accrual	-	529	-	-	-	-	-	-	-	-	-	-	-	-
Building Impairment	-	-	-	231	-	-	-	-	-	-	-	-	-	-
Reg G Adjusted EBITDA	$ 5,121	$ 7,749	$ 7,325	$ 5,053	$ 7,457	$ 9,402	$10,318	$ 7,326	$ 9,454	$ 6,292	$ 9,348	$ 8,959	$ 9,146	$ 8,843
Adjusted EBITDA % of Sales	6.1%	8.6%	8.3%	5.9%	8.2%	9.8%	10.9%	8.3%	10.4%	8.7%	10.4%	9.1%	8.8%	8.3%

18

LAWSON Products

© 2021 Lawson Products, Inc. All rights reserved. Confidential Material, Reproduction, in Whole or in Part, Prohibited.

© 2021 Lawson Products, Inc. All rights reserved. Confidential Material, Reproduction, In Whole or in Part, Prohibited. 19 Consolidated Balance Sheet Appendix P-3